Exhibit 99.1

FOR IMMEDIATE RELEASE            For Information Contact:
                                 Maryanne Lataif
                                 Vice President, Corporate Communications
                                 Activision, Inc.
                                 (310) 255-2704
                                 mlataif@activision.com


                       ACTIVISION ELECTS RONALD DOORNINK

                             TO BOARD OF DIRECTORS

Santa Monica, CA - May 5, 2003 - Activision, Inc. (Nasdaq: ATVI) announced today that Ronald Doornink has been elected to its Board of Directors effective immediately.

Mr. Doornink is the Chief Executive Officer of Activision Publishing, Inc. the company's direct operating subsidiary and the holding company of all other active subsidiaries since March 28, 2002. Mr. Doornink also serves as President of the company.

"Ron has been instrumental in the growth and success Activision has experienced over the last four years," states Robert Kotick, the company's Chairman and CEO. "He has brought inspired leadership, instilled a commitment to professionalism throughout our organization and a focus on shareholder returns. We are delighted to have Ron join our Board of Directors."

Mr. Doornink joined Activision in October 1998 from ConAgra Foods Inc., where for three years, he served as President of the Snack Food Division whose key brands include Swiss Miss, Orville Redenbacher and Snack Pack.

Prior to this, Mr. Doornink worked at the Procter & Gamble Company for 13 years where he progressed through the Brand Management ranks into General Management. His most recent assignment at P&G was that of Managing Director, Global Strategic Planning for the Paper Sector.

Mr. Doornink received an MBA degree from Columbia University's School of Business. Born in the Netherlands, he received his undergraduate degree in economics from the Hogere Economische School of Arnhem.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted revenues of $786 million for the fiscal year ended March 31, 2002.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Japan, Australia, Scandinavia and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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